Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT
ACQUIRES THREE APARTMENT COMMUNITIES
Adds Two Properties in Illinois and One in Texas

IRVINE, Calif., Dec. 4, 2012 - Steadfast Income REIT, Inc. (“Steadfast”) announced today that it recently acquired three apartment communities for an aggregate purchase price of approximately $68 million. The properties were acquired in three separate transactions and include properties in Roselle and Palatine, Ill. and one in San Antonio.

“We continue to expand and diversify our apartment holdings across a broad swath of Midwest and Southern states,” said Ella Neyland, president of Steadfast. “We think these assets are consistent with our focus on acquiring established apartments in locations that present strong opportunity for rent growth and value appreciation.”

On Nov. 29 Steadfast acquired its third Texas property with the purchase of Ashley Oaks in San Antonio for $30.79 million. The 92% occupied property was built in phases with 216 units built in 1985 and another 246 added in 1995. Ashley Oaks is in north central San Antonio and provides residents with a full complement of amenities in one-,two- and three-bedroom units, as well as convenient access to employment centers, shopping, schools and major medical facilities.

San Antonio's population has grown 16% since 2000 thanks in large part to tourist attractions like The Alamo, River Walk and various amusement parks as well as being home to three Air Force bases and an Army base. Area unemployment is below the national average and reflects a diversifying economy that has attracted companies like Toyota, Caterpiller, Rackspace and Citibank to locate there. Additionally, Port San Antonio, a 1,900-acre master planned development, has attracted more than 70 companies employing approximately 25,000 people.

On Nov. 30 Steadfast acquired both the Arrowhead Apartments and The Moorings for a combined $37 million.

Arrowhead Apartments is a 200-unit apartment community located in Palatine, Ill. The property was built in 1976 and underwent a $1.4 million renovation in 2006. Arrowhead is 98% occupied and consists of two- and three-story buildings in a traditional garden-style community. The property has 102 one-bedroom units, 78 two-bedroom units and 20 three-bedroom units. Residents enjoy site amenities that include an upgraded clubhouse and pool area, fitness center, well-appointed landscaping, an expansive dog park and a children's play area.

The Moorings Apartments is located 10 miles south of Arrowhead in the community of Roselle. Constructed in 1977, The Moorings consists of 216 one-, two- and three-bedroom units that average 1,000 square feet and feature walk-in closets, patios and extra storage. Residents also enjoy amenities that include a clubhouse, pool, laundry facilities, a business center and a garden-style setting complete with wooden bridges, ponds, waterfalls and streams. The 99% occupied property underwent a $1.3 million renovation in 2008 that included clubhouse upgrades and partial interior upgrades.

Both Arrowhead and The Moorings are located in Chicago suburbs approximately 45 minutes from downtown, and provide excellent connectivity and accessibility throughout the region while boasting a diverse base of major employers including Motorola, Northrup Grumman, Zurich American Insurance, IBM and Genworth Financial.

“These two submarkets of Chicago enjoy their own distinct history, economy and culture,” said Neyland. “We think these assets are well positioned in markets that have seen increasing rents, decreasing vacancies and no new apartment construction in the past five years.”

In addition to these two Illinois properties, Steadfast owns the 190-unit Lincoln Towers apartment community in Springfield.

With these latest three acquisitions, the REIT has acquired 24 properties with over 5,200 apartment units in nine Midwestern and Southern states for $415 million.

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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